Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment to the Registration Statement on Form F-1 of Wah Fu Education Group Limited and subsidiaries of our report dated September 15, 2017, except for Note 10, as to which the date is December 22, 2017, and Note 12, as to which the date is March 20, 2018, with respect to the consolidated balance sheets of Wah Fu Education Group Limited and subsidiaries as of March 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for each of the years in the two-year period ended March 31, 2017, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

April 11, 2018